Exhibit 4.2
FOURTH AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO REVOLVING CREDIT AGREEMENT ("Amendment") is dated effective as of December 31 2006, by and among AMERICA’S CAR MART, INC., an Arkansas corporation and TEXAS CAR-MART, INC., a Texas corporation (separately and collectively, “Borrower”) and BANK OF OKLAHOMA, N.A. (“Bank”).

RECITALS

A.    Reference is made to the Revolving Credit Agreement dated as of June 23, 2005, and amended by the First Amendment to Revolving Credit Agreement, dated effective as of June 23, 2005, and executed August 19, 2005, the Second Amendment to Revolving Credit Agreement, dated effective as of September 30, 2005 and the Third Amendment to Revolving Credit Agreement, dated effective April 28, 2006 (as amended, the "ACM Credit Agreement"), by and among Borrowers and Bank, pursuant to which currently exists a $10,000,000 Revolving Line of Credit and a $10,000,000 Term Loan in favor or Borrowers.

B.    Borrower and Bank hereby intend to make certain changes to the ACM Credit Agreement for compliance purposes. Terms used herein shall have the meanings given in the ACM Credit Agreement unless otherwise defined herein.

AGREEMENT

For valuable consideration received, the parties agree to the following.

1.    Amendments to ACM Credit Agreement. The ACM Credit Agreement is amended as follows.

1.1.	The term "Prime Rate" is amended to read as follows:

"Prime Rate" means a rate which is subject to change from time to time based on changes in an index which is the BOKF National Prime Rate, described as the rate of interest set by BOK Financial Corporation, in its sole discretion, on a daily basis as published by BOK Financial Corporation (“BOKF”) from time to time (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following: (A) increase Borrower’s payments to ensure Borrower’s loan will pay off by its original final maturity date, (B) increase Borrower’s payments to cover accruing interest, (C) increase the number of Borrower’s payments, and (D) continue Borrower’s payments at the same amount and increase Borrower’s final payment.

1.2.     Section 2.05 is hereby amended to replace the existing pricing grid with the following:

Tier	Funded Debt to EBITDA*	Adjusted Prime Rate	Adjusted LIBOR Rate
I	<1.75	Prime Rate minus 25 bps	LIBOR Rate plus 275 bps
II	>1.75 and <2.00	Prime Rate plus 0.0	LIBOR rate plus 300 bps
III	>2.00 and <2.25	Prime Rate plus 25 bps	LIBOR rate plus 325 bps
IV	>2.25 and <2.50	Prime Rate plus 50 bps	LIBOR rate plus 350 bps
V	>2.50 and <3.50	Prime Rate plus 75 bps	LIBOR rate plus 375 bps
VI	>3.5	Prime Rate plus 100 bps	LIBOR rate plus 400 bps

*Combined Ratio for American Car Mart, Inc,., Texas Car-Mart, Inc. and Colonial Auto  Finance, Inc.

The Adjusted Rate shall be determined in accordance with the foregoing table based on the combined Funded Debt to EBITDA ratio as reflected in the then most recent financials. Adjustments, if any, shall be effective five Business Days after Bank of Arkansas, N.A. has received the applicable financials. If the Borrower fails to deliver the financials at the time required, then the rate shall be the highest rate set forth in the foregoing table until five (5) Business Days after such financials are so delivered.

1.3    Section 2.14 (Termination Fee) is hereby amended to the extent that it shall continue in effect through December 31, 2007.

1.4.    Article 7 is hereby replaced with the following:

Article 7

FINANCIAL COVENANTS

The following financial covenants shall be calculated based upon a combined financial basis of America's Car Mart, Inc., Texas Car-Mart, Inc. and Colonial Auto Finance, Inc. So long as any Note shall remain unpaid or any Bank shall have any Commitment under this Agreement:

Section 7.01. Leverage Ratio. At all times, calculated as of the last day of each month, maintain a ratio of Funded Debt to EBITDA for the trailing twelve (12) month period of no greater than 4.00 to 1.00, reducing to 3.50 to 1.00 on November 1, 2007, 3.00 to 1.00 on February 1, 2008, 2.75 to 1.00 on may 1, 2008 and 2.50 to 1.00 on November 1, 2008. For purposes of this calculation, the $5,371,000 one-time, non-cash charge will be excluded from EBITDA through October 31, 2007.

Section 7.02. Fixed Charge Coverage Ratio. At all times, calculated as of the last day of each month, maintain a ratio of (a) EBITDA to (b) Fixed Charges as of the end of each month for the trailing six (6) month period of not less than 1.15 to 1.00, increasing to 1.20 to 1.00 on May 1, 2007, 1.30 to 1.00 on August 1, 2007, 1.40 to 1.00 on November 1, 2007 and 1.50 to 1.00 on February 1, 2008. For purposes of this calculation, the $5,371,000 one-time, non-cash charge will be excluded from EBITDA through October 31, 2007.

Section 7.03. Minimum Tangible Net Worth. At all times, calculated as of the last day of each month, maintain a minimum combined Adjusted Tangible Net Worth for American Car Mart, Inc, Texas Car-Mart, Inc. and Borrower, as of the last day of each fiscal quarter equal to or greater than the sum of (i) the greater of (A) eighty-five percent (85%) of the Minimum Adjusted Tangible Net Worth as of January 31, 2007 or (B) $108,000,000, plus (ii) seventy-five percent (75%) of positive quarterly Net Income and (iii) on hundred percent (100%) of any subsequent equity issuances, less Distributions permitted under Section 6.06 hereof.

2.    Amendment to $10,000,000 Term Note. The Term Note is amended to evidence that the fixed rate as of December 31, 2006 shall equal 8.08% and shall continue through June 30, 2007; whereupon, it may be reduced to (i) 7.83% when the combined Funded Debt to EBITDA ratio is below 3.25 to 1.00, and (ii) 7.33% when the combined Funded Debt to EBITDA ratio is below 2.25 to 1.00. The rate shall be determined based on the combined Funded Debt to EBITDA ratio as reflected in the then most recent financials. Adjustments, if any, shall be effective five Business Days after Bank of Arkansas, N.A. has received the applicable financials. If the Borrower fails to deliver the financials at the time required, then the rate shall be 8.08% until five (5) Business Days after such financials are so delivered.

3.    Representations and Warranties. Each of the Borrower and the Guarantors, respectively, hereby ratify and confirm all representations and warranties set forth in Article IV of the ACM Credit Agreement, Section 8 of the Security Agreement, and Sections 24 through 29 of the Guaranty Agreement other than any representation or warranty that relates to a specific prior date and except to the extent that the Bank has been notified in writing by the Borrower that any representation or warranty is not correct and the Bank has explicitly waived in writing compliance with such representation or warranty.

4.    Conditions Precedent. The obligations of the Bank to perform under the ACM Credit Agreement, as amended hereby, are subject to satisfaction of the following.

4.1	Borrower and all other parties hereto shall execute and deliver this Amendment.

4.2	No Default or Event of Default shall exist or result from the execution and delivery of this Amendment.

5.    Ratification. Borrower hereby ratifies and confirms the ACM Credit Agreement, and all instruments, documents, and agreements executed by and in connection therewith.

6.    Ratification of Security Agreements. Each of Borrower and Colonial hereby ratifies and confirms its respective Security Agreement.

7.     Ratification of Guaranties. ACM-Texas and Colonial each hereby ratifies and confirms its respective Guaranty.

8.    Ratification of Subordination Agreements. ACM-Texas and Colonial each hereby ratifies and confirms its respective Subordination Agreement.

9.    Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

10.    Multiple Counterparts. This Amendment may be executed in any number of counterparts, and by different parties to this Amendment in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.    Costs, Expenses and Fees. Borrower agrees to pay all costs; expenses and fees incurred by Banks in connection herewith, including without limitation the reasonable attorney fees of Riggs, Abney, Neal, Turpen, Orbison and Lewis.

[Signature page follows.]

“BORROWER”

AMERICA’S CAR MART, INC., an Arkansas corporation

By /s/Jeff Williams
       Jeff Williams, Vice President

TEXAS CAR-MART, INC., a Texas corporation

By /s/ Jeff Williams
       Jeff Williams, Vice President

"GUARANTOR" and “SUBORDINATING PARTY”

AMERICA’S CAR-MART, INC., a Texas
corporation, formerly known as Crown Group, Inc.

By /s/ Jeff Williams
       Jeff Williams, Vice President

COLONIAL AUTO FINANCE, INC.,
an Arkansas corporation

By /s/ Tilman J. Falgout
       Tilman J. Falgout, III, President

“BANK”

BANK OF OKLAHOMA, N.A.

By /s/ Jeffrey R. Dunn
Jeffrey R. Dunn, Vice President

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